Notes with Absolute Return Buffer	Filed Pursuant to Rule 433 Registration No. 333-268718-01
Notes with Absolute Return Buffer Linked to the WTI Crude Oil Futures Contract
The graph above and the table below reflect the hypothetical return on the notes, based on the terms contained in the table to the left (using the mid-point for any range(s)).  The graph and the table have been prepared for purposes of illustration only and do not take into account any tax consequences from investing in the notes.
Hypothetical Percentage Change from the Starting Value to the Ending Value
Hypothetical Redemption Amount per Unit
Hypothetical Total Rate of Return on the Notes
-100.00%
$2.10
-79.00%
-50.00%
$7.10
-29.00%
-25.00%
$9.60
-4.00%
 -21.00%(1)
$12.10
21.00%
 -20.00%
$12.00
20.00%
-10.00%
$11.00
10.00%
-5.00%
$10.50
5.00%
-3.00%
$10.30
3.00%
  0.00%
$10.00
0.00%
5.00%
$10.50
5.00%
10.00%
$11.00
10.00%
20.00%
$12.00
20.00%
25.00%
$12.50
25.00%
60.00%
$16.00
60.00%
80.00%
$18.00
80.00%
100.00%
$20.00
100.00%
(1)     This hypothetical percentage change corresponds to the Threshold Value

Issuer	BofA Finance LLC (“BofA Finance”)
Guarantor	Bank of America Corporation (“BAC”)
Principal Amount	$10.00 per unit
Term	Approximately 18 months
Market Measure	The WTI Crude Oil Futures Contract (Bloomberg symbol: “CL1”).
Payout Profile at Maturity
●
1:1 upside exposure to increases in the Market Measure.
●
A positive return equal to the absolute value of the percentage decline in the price of the Market Measure only if the Market Measure does not decline by more than [18.00% to 24.00%] (e.g., if the negative return of the Market Measure is -5%, you will receive a positive return of +5%)
●
1-to-1 downside exposure to decreases in the Market Measure beyond an [18.00% to 24.00%] decline, with up to [82.00% to 79.00%] of your principal at risk

Participation Rate	100%
Threshold Value	[82.00% to 79.00%] of the Starting Value of the Market Measure, to be determined on the pricing date
Interest Payments	None
Preliminary Offering Documents	https://www.sec.gov/Archives/edgar/data/70858/000148105724007003/bofa-33489_424b2.htm
Exchange Listing	No
You should read the relevant Preliminary Offering Documents before you invest. Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.
Risk factors
Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:
●
Depending on the performance of the Market Measure as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.
●
Your potential for a positive return based on the depreciation of the Market Measure is limited. The absolute value return feature applies only if the Ending Value is less than the Starting Value but greater than or equal to the Threshold Value. Because the Threshold Value is [82.00% to 79.00%]  of the Starting Value, any positive return due to the depreciation of the Market Measure is limited to [18.00% to 24.00%]. Any decline in the Ending Value from the Starting Value by more than [18.00% to 24.00%] will result in a loss, rather than a positive return, on the notes.
●
Payments on the notes are subject to the credit risk of BofA Finance and the credit risk of BAC, and actual or perceived changes in the creditworthiness of BofA Finance or BAC are expected to affect the value of the notes.  If BofA Finance and BAC become insolvent or are unable to pay their respective obligations, you may lose your entire investment.
●
The initial estimated value of the notes on the pricing date will be less than their public offering price.
●
If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and the initial estimated value of the notes on the pricing date.
●
Ownership of the notes will not entitle you to any rights with respect to any commodities or futures contracts represented by or included in the Market Measure.
●
An investment linked to commodity futures contracts is not equivalent to an investment linked to the spot prices of physical commodities.
●
Suspensions or disruptions of trading in the Market Measure or any related futures contracts may adversely affect the value of the notes.
●
Legal and regulatory changes could adversely affect the return on and value of your notes.
●
Changes in the exchange methodology related to the Market Measure may adversely affect the value of the notes prior to maturity.
●
The notes will not be regulated by the U.S. Commodity Futures Trading Commission.
●
Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally.
●
The price movements in the Market Measure may not correlate with changes in WTI crude oil’s spot price.
●
The market value of the notes may be affected by price movements in distant-delivery futures contracts associated with the Market Measure.
●
Crude oil prices can be volatile as a result of various factors that we cannot control, and this volatility may reduce the market value of the notes.
Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure